EXHIBIT  11.1

                        SBE, INC.
           COMPUTATION OF EARNINGS PER SHARE
        (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                       YEARS ENDED OCTOBER 31
                                      --------  ------  -------
                                        2001     2000    1999
                                      --------  ------  -------
BASIC EARNINGS PER SHARE:

Net income (loss)                     $(9,896)  $3,970  $ (254)

Weighted average number of common
shares outstanding during the year      3,390    3,208   3,097
                                      --------  ------  -------

Number of shares for computation of
earnings per share                      3,390    3,208   3,097
                                      ========  ======  =======

Basic earnings (loss) per share       $ (2.92)  $ 1.24  $(0.08)
                                      ========  ======  =======


DILUTED EARNINGS PER SHARE:

Weighted average number of common
shares outstanding during the year      3,390    3,208   3,097

Assumed issuance of stock under the
employee and non-employee stock
option plans                              ---      606     ---
                                      --------  ------  -------

Number of shares for computation of
earnings per share                      3,390    3,814   3,097
                                      ========  ======  =======

Diluted earnings (loss) per share     $ (2.92)  $ 1.04  $(0.08)
                                      ========  ======  =======


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